As filed with the Securities and Exchange Commission on August 14, 2026

Registration No. 333-191321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement

UNDER THE SECURITIES ACT OF 1933

DyTb, LLC

(Exact name of registrant as specified in its charter)

Delaware	87-0294969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 W. Airport Road

Stillwater, OK 74075

(Address of Principal Executive Offices, Including Zip Code)

TEXAS RARE EARTH RESOURCES CORP. AMENDED AND RESTATED 2008
STOCK OPTION PLAN

(Full title of the plans)

Valerie Ford Jacob
Chief Legal Officer, USA Rare Earth, Inc.
100 W Airport Road,
Stillwater, OK 74075
(813) 867-6155

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Joel Rubinstein, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Tel: (212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (File No. 333-191321), originally filed with the Securities and Exchange Commission (the “Commission”) and effective upon filing on September 29, 2013 pursuant to General Instruction E to Form S-8 (the “Registration Statement”), is being filed by DyTb, LLC, a Delaware limited liability company (the “Company”), as successor in interest to Texas Mineral Resources Corp. (formerly Texas Rare Earth Resources Corp.), the registrant that originally filed the Registration Statement.

The Registration Statement registered shares of common stock and other securities issuable pursuant to awards granted or available for grant under the Texas Rare Earth Resources Corp. Amended and Restated 2008 Stock Option Plan.

On August 7, 2026, pursuant to the previously announced Agreement and Plan of Merger, dated as of March 4, 2026, by and among Texas Mineral Resources Corp. (“TMRC”), USA Rare Earth, Inc., a Delaware corporation (“USAR”), Hamer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of USAR (“First Merger Sub”), and the Company (f/k/a Hamer Merger Sub, LLC), a Delaware limited liability company and a wholly owned subsidiary of USAR, First Merger Sub merged with and into TMRC, with TMRC surviving as a wholly owned subsidiary of USAR, and promptly thereafter, TMRC merged with and into the Company, with the Company surviving as a wholly owned subsidiary of USAR (collectively, the “Mergers”).

As a result of the consummation of the Mergers, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by TMRC in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold or unissued at the termination of the offering, the Company hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma, State of Oklahoma on August 14, 2026.

DYTB, LLC

By:	/s/ Valerie Ford Jacob
Valerie Ford Jacob
President, Treasurer and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

2